Exhibit 2.2

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED LOAN AND SECURITY AGREEMENT, (“Agreement”) dated as of August 31, 2006, is entered into by and between EBIX, INC. f/k/a EBIX.COM, INC., a Delaware corporation (the “Borrower”), and LASALLE BANK NATIONAL ASSOCATION, a national banking association (the “Bank”).

WHEREAS, the Bank has previously loaned or committed to loan to the Borrower the original principal sum of up to $5,000,000.00, comprised of a certain Revolving Credit Loan Commitment not to exceed the sum of $5,000,000.00 as evidenced, secured and governed by, among other documentation, that certain Business Loan Agreement dated as of October 31, 2003 by and between the Borrower and the Bank (the “Original Revolving Credit Loan”), which was amended and restated by that certain Amended & Restated Loan and Security Agreement dated as of April 21, 2004, the First Amendment to Amended & Restated Loan and Security Agreement dated as of July 1, 2004, and the Second Amendment to Amended & Restated Loan and Security Agreement dated as of December 31, 2004, and the Third Amendment to Amended & Restated Loan and Security Agreement dated as of October 20, 2005 (collectively the “Original Loan Agreement”);

WHEREAS, the Borrower desires to increase the amount of the Original Revolving Credit Loan to $12,000,000 borrow an additional $2,000,000 pursuant to the terms of this Agreement;

WHEREAS, the parties desire to amend and restate the Original Loan Agreement in its entirety to reflect the revised credit facilities; and

WHEREAS, pursuant to the Borrower’s request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS.

1.1.         Definitions; Other Interpretive Provisions.  When used herein, the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

“Account Debtor” shall mean any party who is obligated on any Account, Contract Right, Chattel Paper or General Intangible.

“Affiliate” shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, any of the outstanding Capital Securities having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Capital Securities of any other class or classes of such corporation have or might have voting power by reason of the happening of any contingency) of the Borrower, or which controls, is controlled by or is under common control with the Borrower or any stockholders of the Borrower.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by the Borrower or any Subsidiary to any Person (other than the Borrower or any Subsidiary) of any asset or right of the Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business.

“Authorized Borrower Representative” shall mean any of Robin Raina, Chairman, Chief Executive Officer and President of Borrower or Richard J. Baum, Chief Financial Officer and Vice President of Borrower, or such other person or person approved by resolution of the Board of Directors of the Borrower from time to time, a certified copy of which resolution shall be delivered to the Bank.

“Bank” shall mean LaSalle Bank, National Association, a national banking association with its principal place of business at 135 S. LaSalle Street, Chicago, Illinois 60603.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) hedging agreements.

“Borrower” shall mean Ebix, Inc. f/k/a Ebix.com, Inc., a Delaware corporation, having its principal place of business at 1900 E. Golf Road, Suite 1200, Schaumburg, Illinois, 60173.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks are open for domestic business in Chicago, Illinois.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, warrants, convertible debentures or any other equivalent of such ownership interest and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Closing Date” shall mean August 31, 2006.

“Collateral” shall have the meaning specified in Section 5.1.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower or any Subsidiary, acknowledges the Liens of the Bank and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Computer Hardware and Software” shall mean all of the Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Contract Right” shall mean any right of the Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Debt” shall mean, with respect to the subject Person, all of the following items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or indirect, or joint or several:

(A)          All Obligations of such Person;

(B)           All indebtedness in effect guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(C)           All indebtedness in effect guaranteed, directly or indirectly through agreements, contingent or otherwise: (1) to purchase such indebtedness, or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) to supply funds to or in any other manner invest in any Person;

(D)          All indebtedness secured (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured) by any mortgage, trust deed, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(E)           All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, are or should be reflected on the lessee’s balance sheet as a Capital Lease.

“Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus five percent (5%).

“EBITDA” shall mean for any period, the Net Earnings (or loss) for Borrower for such period, plus to the extent included in determining Net Earnings (or loss), the sum of the following: (A) interest expense of Borrower, (B) income tax expense of Borrower, (C) depreciation, amortization, and similar non-cash charges of Borrower, and (D) extraordinary losses of Borrower, minus extraordinary gains of Borrower.

“Environmental Laws” shall mean any federal, state or local Law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Substances, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances and to the transportation, storage, disposal, management or release of gaseous or other liquid substances, including the Comprehensive Environmental

Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §9601 et seq., the Resource, Conservation and Recovery Act of 1976, as amended by the Hazardous Solid Waste Amendments of 1984, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Occupational Safety and Health Act of 1970, 29 USC §651 et seq., the Clean Air Act of 1966, as amended, 42 USC §7401 et seq., and the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC §1251 et seq., and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Borrower for purposes of Section 414 of the Internal Revenue Code.

“Event of Default” shall have the meaning specified in Section 10.1.

“Financial Statements” shall mean, at any time, the audited financial statements of the Borrower for its most recently ended fiscal year, the unaudited financial statements for the most recently ended quarterly accounting period of the Borrower, and any other similar information and reports concerning the financial affairs of the Borrower (including without limitation pro forma financial statements), copies of which have been furnished to the Bank.

“GAAP” shall mean generally accepted accounting principles consistently applied throughout the period involved.

“General Intangibles” shall mean all “general intangibles” as defined in the UCC, and in any event shall include without limitation the choses in action, designs, patents, trademarks, service marks, trade names, copyrights, trade secrets, customer lists, inventions, Software, software programs, good will, applications for registration, registrations, licenses, franchises, customer lists, tax refund claims, guarantee claims, security interest, rights to indemnification and all other intangible property of every nature (other than Accounts).

“Governmental Authority” shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

“Hazardous Substances” shall mean (i) any hazardous or toxic substance, chemical or waste, or any pollutant or contaminant defined as such in any now or hereafter existing Environmental Law, (ii) asbestos, (iii) radon, (iv) petroleum, its derivative by-products and other hydrocarbons, (v) polychlorinated biphenyls, (vi) explosives, (vii) radioactive materials and (viii) any additional substances or materials which at any time are classified or considered to be hazardous or toxic under any Environmental Laws.

“Intellectual Property” means all past, present and future:  trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Period” shall mean successive one, two or three month periods, beginning and ending as provided in this Agreement.

“Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.

“LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion.  The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loan that bears interest at the LIBOR Rate.

“LIBOR Rate” shall mean (A) with respect to the Revolving Credit Loan a rate of interest equal to LIBOR plus 1.50% which LIBOR Rate shall remain fixed during such Interest Period; (B) with respect to the Term Loan a rate of interest equal to LIBOR plus 2.25% which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including, without limitation, an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” shall mean the Revolving Credit Loan and the Term Loan.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower or any of its Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Material Adverse Effect” shall mean (A) a material adverse change in, or a material adverse effect upon, the assets, business, properties,  prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (B) a material impairment of the ability of the Borrower and its Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (C) a material adverse effect on (i) any substantial portion of the Collateral,  (ii) the legality, validity, binding effect or enforceability against the Borrower and its Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

“Net Cash Proceeds” shall mean:

(A)          with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(B)           with respect to any issuance of Capital Securities, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(C)           with respect to any issuance of Debt, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Net Earnings” shall mean, with respect to any Person and for any period, the amount of such Person’s net income after taxes, determined in accordance with GAAP, excluding therefrom any gains and losses from dispositions of fixed assets, income and losses from discontinued operations, gains and losses from disposition of discontinued operations and extraordinary items.

“Non-Tangible Collateral” means, with respect to any debtor, collectively, such debtor’s Accounts, Contract Rights and General Intangibles.

“Note” shall mean the Revolving Credit Note and the Term Note.

“Obligations” shall mean, with respect to any Person, all of such Person’s liabilities, obligations and indebtedness to the Bank of any and every kind and nature, including the Loans, such Person’s other liabilities and obligations to the Bank under this Agreement, and such Person’s liabilities and obligations to the Bank under any other Bank Product, agreement, document or instrument, (including any guaranty of another Person’s Obligations), whether heretofore, now or hereafter owing, arising, due or payable by or from such Person to the Bank, howsoever evidenced, created, incurred, acquired or owing, and whether joint, several, primary, secondary, direct, contingent, fixed or otherwise.

“Obligor” shall mean the Borrower, any Subsidiary of the Borrower, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean (A) liens and security interest securing Obligations owed by Borrower to Bank; (B) liens for taxes, assessments, or similar charges either not yet due to being contested in good faith; (C) liens of materialmen, mechanics, warehouseman, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (D) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower to secure indebtedness outstanding on the date of this Agreement. or permitted to be incurred under this Agreement; (E) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (F) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of

Borrower’s assets; and (G) a lien in favor of Craig Wm. Earnshaw and Colleen Earnshaw on the stock of LifeLink Corporation, a Subsidiary of Borrower.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association, joint venture, court, Governmental Authority, or any other similar entity.

“Premises” shall mean the Borrower’s principal place of business located at 1900 E. Golf Road, Suite 1200, Schaumburg, Illinois, 60173.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loan that bears interest at the Prime Rate.

“Prime Rate” shall mean the rate of interest referred to by the Bank from time to time as its prime rate, as fixed by the management of the Bank for the guidance of its loan officers, whether or not such rate is otherwise published, with each change in such prime rate to take effect on the same day as the determination of each change by the Bank.  Such rate is not necessarily the most favorable rate offered by the Bank to its borrowers.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Revolving Credit Loan” shall have the meaning specified in Section 2.1(A) of this Agreement.

“Revolving Credit Loan Commitment” shall have the meaning specified in Section 2.1(A) of this Agreement.

“Revolving Credit Loan Maturity Date” shall have the meaning specified in Section 2.1(A) of this Agreement.

“Revolving Credit Note” shall mean a revolving credit note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Revolving Credit Loan Commitment and maturing on the Revolving Credit Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“Senior Debt” shall mean, with respect to the Borrower, all of Borrower’s Debt to the Bank, including the Loan.

“Senior Debt to EBITDA Ratio” shall mean the ratio of Senior Debt to EBITDA.

“Special Collateral” shall have the meaning specified in Section 5.15 of this Agreement.

“Stockholders” shall mean those parties who own Capital Securities of Borrower.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or similar entity of which fifty percent (50%) or more of the outstanding Capital Securities having ordinary voting power is at the time, directly or indirectly, owned by such Person and/or one or more of such Person’s Subsidiaries (irrespective of whether, at the time, Capital Securities of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Supplemental Documentation” means all agreements, instruments, documents, financing statements,

warehouse receipts, schedules of accounts assigned, mortgages, certificates of title and other written matter necessary or requested by the Bank to create, evidence, enforce, perfect or maintain perfected the Bank’s security interest in the Collateral and the Premises and to consummate the transactions contemplated in or by this Agreement and the other Loan Documents.

“Term Interest Rate” shall mean the Borrower’s floating per annum rate of interest equal to the Prime Rate or the LIBOR Rate.

“Term Loan” shall mean the direct advance made by the Bank to the Borrower in the form of a Term Loan under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

“Term Loan Commitment” shall mean Two Million and 00/100 Dollars ($2,000,000.00).

“Term Loan Mandatory Prepayment” shall have the meaning set forth in Section 2.2(D) hereof.

“Term Loan Maturity Date” shall mean August 31, 2009, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Term Note.

“Term Note” shall mean a term note in the form prepared by and acceptable to the Bank, dated as of the date hereof, in the amount of the Term Loan Commitment and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois from time to time.

1.2.         Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined shall have the meaning customarily given them in accordance with GAAP; provided, however, that, in the event that changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower’s certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as the Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

1.3.         Other Terms Defined in UCC.  All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the UCC, to the extent the same are used or defined therein.

ARTICLE 2

THE LOAN.

2.1.         Revolving Credit Loan.

(A)          Revolving Credit Loan Commitment.  Subject to the terms and conditions of this Agreement, the Bank will make a revolving credit facility (the “Revolving Credit Loan Commitment”) available to the Borrower, pursuant to which the Bank may from time to time make revolving credit advances (each, a “Revolving Credit Loan”) to the Borrower.  The aggregate amount of advances outstanding under the Revolving Credit Loan Commitment shall at no time exceed the sum of $12,000,000.00 (the “Revolving Credit Loan Commitment

Amount”).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  The Revolving Credit Loan Commitment shall terminate on August 31, 2007 (the “Revolving Credit Loan Maturity Date”).  The proceeds of Revolving Credit Loans shall be disbursed by deposit to the Borrower’s account maintained at the Bank or otherwise in accordance with the written instructions of the Borrower or the other provisions of this Agreement.  Revolving Credit Loans shall be used by the Borrower solely for the acquisition of Finetre Corporation and working capital purposes.

(B)           Payment of Revolving Credit Loans.  All outstanding Revolving Credit Loans together with any accrued but unpaid interest thereon shall be repaid in full on the Revolving Credit Loan Maturity Date.  In addition, outstanding Revolving Credit Loans shall be repaid upon demand if and to the extent that they exceed the limitations imposed by Section 2.1(A) above.  Borrower may repay and reborrow under the Revolving Credit Loan Commitment subject to the terms and conditions of this Agreement.  Also, if the Borrower chooses not to convert any Revolving Credit Loan which is a LIBOR Loan to a Prime Loan as provided in Section 2.3(B) and Section 2.3(C), then such Revolving Credit Loan shall immediately be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(C)           Revolving Credit Loan Interest.  Except as provided in this Section 2.1(C), the Revolving Credit Loans shall bear interest as follows: (i) the proceeds of the Revolving Credit Loans deposited into an interest bearing account (the “Cash Account”) at the Bank for the benefit of Borrower shall bear interest at the LIBOR Rate, and (ii) the remaining proceeds of the Revolving Credit Loans shall bear interest at a floating per-annum rate equal to the Prime Rate.  Accrued and unpaid interest on the unpaid principal balance of all LIBOR Loans shall be payable on the last Business Day of each Interest Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Revolving Credit Loan Maturity Date.  Accrued and unpaid interest on Prime Loans shall be paid monthly in arrears commencing on November 1, 2006 and continuing on the first day of each month thereafter.  Any Obligation of the Borrower which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate until paid.  In addition, after the occurrence of any Event of Default and delivery to the Borrower of the Bank’s notice to charge post-default interest, all Obligations of the Borrower shall bear interest at the Default Rate.

2.2.         Term Loan.

(A)          Term Loan Commitment.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make a Term Loan equal to the Term Loan Commitment.  The Term Loan shall be available to the Borrower in a single principal advance on such date as the conditions set forth in ARTICLE 3 shall have been satisfied.  The Term Loan shall be used by the Borrower for the acquisition of Finetre Corporation and to maintain the Borrower’s liquidity during the acquisition.  The Term Loan may be prepaid in whole or in part at any time without penalty subject to Section 2.2(E), but shall be due in full on the Term Loan Maturity Date, unless the credit extended under the Term Loan is otherwise accelerated, terminated or extended as provided in this Agreement.

(B)           Term Loan Interest.  The principal amount of the Term Loan outstanding from time to time shall bear interest at the applicable Term Interest Rate.  Accrued and unpaid interest on that portion of the principal balance of the Term Loan outstanding from time to time which is a Prime Loan, shall be due and payable monthly, in arrears, commencing on September 30, 2006 and continuing on the last day of each calendar month thereafter, and on the Term Loan Maturity Date.  Accrued and unpaid interest on those portions of the principal balance of the Term Loan outstanding from time to time which is a LIBOR Loan shall be payable on the last Business Day of each Interest

Period, commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Term Loan Maturity Date.

(C)           Term Loan Principal Payments.  The outstanding principal balance of the Term Loan shall be repaid in equal principal installments each in the amount of Fifty Five Thousand Five Hundred Fifty Five and 56/100 Dollars ($55,555.56), beginning on September 30, 2006, and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date.  Principal amounts repaid on the Term Note may not be borrowed again.  Any amount of principal or interest on the Term Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.  In addition, after the occurrence of any Event of Default and delivery to the Borrower of the Bank’s notice to charge post-default interest, all Obligations of the Borrower, including the Senior Debt, shall bear interest at the Default Rate.

(D)          Term Loan Mandatory Prepayment.  The Borrower shall make a prepayment of the Net Cash Proceeds specified below up to the outstanding principal amount of the Term Loan (the “Term Loan Mandatory Prepayment”) until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i)            Concurrently with the receipt by the Borrower or by any Subsidiary of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii)           Concurrently with the receipt by the Borrower of any Net Cash Proceeds from any issuance of Capital Securities (excluding (a) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (b) any issuance by a Subsidiary to the Borrower or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds.

(E)           Term Loan Prepayments.

(i)            No Premium for Prepayment.  Provided that no Event of Default then exists under this Agreement or the Loans, the Borrower may voluntarily prepay the principal balance of the Term Loan without premium, in whole or in part at any time on or after the date hereof, subject to the following conditions:

(a)           Not less than thirty (30) days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to the Bank written notice of its intention to prepay the Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date; and

(b)           The Borrower shall pay to the Bank all accrued and unpaid interest on the Term Loan through the date of such prepayment on the principal balance being prepaid.  Each prepayment of the Term Loan shall be applied to the scheduled installments of the Term Loan in inverse order of maturity.

2.3.         Additional LIBOR Loan Provisions.

(A)          LIBOR Loan Prepayments.  Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time.  If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by the Bank as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan.  The amount of any such loss or expense payable by the Borrower to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(B)           LIBOR Unavailability.  If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(C)           Regulatory Change.  In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrower’s option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(D)          LIBOR Indemnity.  If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

(E)           Interest Periods.  The first Interest Period for the LIBOR Loan shall commence on August 31, 2006.  The final Interest Period must be such that its expiration occurs on or before the Term Loan Maturity Date or the

Revolving Credit Loan Maturity Date.

(F)           Renewal.  Each LIBOR Loan shall automatically renew for the Interest Period, at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent notice received by the Bank, shall convert all or a portion of such LIBOR Loan to a Prime Loan.  Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period.  Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.  Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day.  Upon receipt by the Bank of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a new Interest Period, or to convert any such LIBOR Loan to a Prime Loan.  Such notice shall, in the case of a conversion to a Prime Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, specifying: (i) the proposed date of conversion; (ii) the aggregate amount of Loans to be converted; and (iii) the type of Loans resulting from the proposed conversion.   The Borrower may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Prime Rate, until repaid.

2.4.         Excessive Interest.  If, at any time, the interest rate and other charges imposed hereunder shall be deemed by any competent Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, for such time as the interest and such charges would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest and charges permissible under such Laws.

2.5.         Application of Payments.  All payments, which are not prepayments, received from the Borrower for payment on the Loans shall be applied by the Bank first to unpaid interest due and payable on the Loan, second to any unpaid fees or expenses incurred by or owed to the Bank, third to any late charges or fees, and fourth to the reduction of the principal outstanding on the Loan; provided, however, while applying payments to unpaid interest the Bank shall have the sole discretion to decide whether to apply such payments first to unpaid interest due and payable to the LIBOR Loans or to unpaid interest due and payable on the Prime Loans.

2.6.         Facility Fee.  The Borrower shall pay to Bank a non-refundable facility fee for the Term Loan in an amount equal to Fifteen Thousand Dollars and 00/100 ($15,000.00).

2.7.         No Setoff.  All payments received from the Borrower hereunder shall be paid directly to the Bank without setoff or counterclaim in immediately available funds.  The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower absent manifest error.

2.8.         Change in Regulations.

(A)          If (x) Regulation D of the Board of Governors of the Federal Reserve System, or (y) the adoption of any applicable Law, treaty, rule, regulation or guideline, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or its lending branch with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency, (a) shall subject

Bank, its lending branch or any Loan to any tax, duty, change, stamp tax, fee, deduction, withholding or other charge in respect of this Agreement, any Loan or the obligation of Bank to make or maintain any Loan, or shall change the basis of taxation of payments to Bank of the principal of or interest on any Loan or any other amounts due under this Agreement in respect of any Loan or its obligation to make or maintain any Loan (except for changes in the rate of tax on the overall net income of Bank imposed by the federal, state or local jurisdiction in which Bank’s principal executive office or its lending branch is located); (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or (c) shall impose on Bank any penalty with respect to the foregoing or any other condition affecting this Agreement, the Loan or the obligation of Bank to make or maintain the Loan; and the result of any of (a) through (c) above is to increase the cost to (or to impose a cost on) Bank of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by Bank under this Agreement then Bank shall notify Borrower after it receives final notice of any of the foregoing and, within 45 days after demand by Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrower shall pay directly to Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction.

(B)           If either (i) the introduction of or any change in or change in the interpretation of any Law or regulation or (ii) compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased solely by or solely based upon the existence of Bank’s commitment to lend hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank’s commitment to lend hereunder.

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of the Bank to make the Loans is subject to the following conditions precedent:

3.1.         Loan Documents.  The Borrower shall have delivered or caused to be delivered to the Bank on the Closing Date the following Loan Documents, each to be satisfactory to the Bank in all respects:

(A)          Loan Agreement.  Two copies of this Agreement duly executed by the Borrower.

(B)           Revolving Credit Note. A Revolving Credit Note duly executed by the Borrower, substantially in the form attached hereto as Exhibit A.

(C)           Term Note.  A Term Note duly executed by the Borrower, substantially in the form attached hereto as Exhibit B.

(D)          Closing Certificate.  A certificate of the secretary or an assistant secretary of the Borrower, dated the date of the Closing Date, as to incumbency, resolutions, charter, bylaws, and such other matters as Bank shall require.

(E)           Good Standing Certificate.  A certificate, dated within 30 days of the Closing Date, of the Secretary of State of Delaware evidencing the good standing of the Borrower.

(F)           Insurance.  Evidence of insurance in the amounts and in form required under this Agreement.

(G)           Additional Documents.  Such other documents, certificates or evidence as the Bank may request to consummate the transactions contemplated hereby.

3.2.         Additional Events.  At the time of the Closing, at the time of each subsequent disbursement under the Term Loan Commitment and the Revolving Credit Loan Commitment and on the last day of each fiscal quarter of the Borrower after the date hereof, each of the following statements shall be true.

(A)          Representations and Warranties. The representations and warranties set forth in this Agreement are true and correct as of such date.

(B)           Event of Default.  No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default.

(C)           Material Adverse Effect.  No event having a Material Adverse Effect shall have occurred with respect to the financial condition of the Borrower since the date of this Agreement.

(D)          Liens.  All liens on Collateral are and remain valid first priority liens (subject only to Permitted Liens) in full force and effect.

(E)           Litigation.  No litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders having a Material Adverse Effect upon the Borrower.

(F)           Facility Fee.  The Borrower shall have paid to the Bank a facility fee in the amount of Fifteen Thousand and 00/100 Dollars ($15,000.00) payable on the execution of this Agreement.

ARTICLE 4

NOTE EVIDENCING LOAN

4.1.         Revolving Credit Note.  The Revolving Credit Loan shall be evidenced by the Revolving Credit Note.  At the time of the disbursement of the Revolving Credit Loan or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (A) the principal amount of the Revolving Credit Loan advanced hereunder, (B) any accrued and unpaid interest owing on the Revolving Credit Loan and (C) all amounts repaid on the Revolving Credit Loan.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Credit Note to repay the principal amount of the Revolving Credit Loan, together with all interest accruing thereon.

4.2.         Term Note.  The Term Loan shall be evidenced by the Term Note.  At the time of the disbursement of the Term Loan or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (A) the principal amount of the Term Loan advanced hereunder, (B) any accrued and unpaid interest owing on the Term Loan and (C) all amounts repaid on the Term Loan.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Term Note to repay the principal amount of the Term Loan, together with all interest accruing thereon.

ARTICLE 5

SECURITY AGREEMENT

5.1.         Collateral.  The property in which a security interest is granted pursuant to the provisions of Sections 5.2 and 5.3 is herein collectively called the “Collateral.”  The Collateral, together with all of the Borrower’s other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all Obligations of the Borrower to the Bank and may be retained by the Bank until all such Obligations have been satisfied in full, and this Agreement is terminated.

5.2.         Security for Obligations.  As security for the prompt satisfaction of all Obligations of the Borrower to the Bank, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

5.3.         Grant of Security Interest.  As security for the payment of all Obligations of the Borrower to the Bank, the Borrower hereby assigns to Bank, and grants to Bank a continuing security interest in, the following, whether now or hereafter existing or acquired:

(A)          all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, Affiliate or Subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(B)           the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)            All Accounts and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)           All Inventory, including, without limitation, raw materials, work-in-process and finished goods;

(iii)          All Goods (other than Inventory), including, without limitation, embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)          All Software and computer programs;

(v)           All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi)          All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights,

all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles; and

(vii)         All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including, without limitation, all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

Borrower warrants that:  (i) no financing statement (other than “Permitted Liens”) covering any of the Collateral is on file in any public office; (ii) Borrower is and will be the lawful owner of all Collateral, free of all liens and claims whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform Borrower’s obligations hereunder, and to subject the Collateral to the security interest hereunder; (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by Borrower to Bank is and will be true and correct in all material respects as of the date furnished; (iv) Borrower’s state of incorporation or organization, Type of Organization, Organizational I.D. Number and place of business (or, if Borrower has more than one place of business, its chief executive office) are as set forth on Schedule 5.3(a) hereto (and Borrower has not changed its state of incorporation or organization, nor maintained its place of business (or, if Borrower has more than one place of business, its chief executive office) at any other location at any time); (v) each other location where Borrower maintains a place of business is set forth on Schedule 5.3(b) hereto; (vi) except as set forth on Schedule 5.3(c) hereto, Borrower is not now known and during the five years preceding the date hereof has not previously been known by any trade name; (vii) Borrower’s exact legal name is as set forth on the signature pages of this Agreement, except as set forth on Schedule 5.3(c) hereto, during the five years preceding the date hereof Borrower has not been known by any legal name different from the one set forth on the signature pages of this Agreement nor has Borrower been the subject of any merger or other corporate or organizational reorganization; (viii) Schedule 5.3(d) hereto contains a complete listing of all of Borrower’s Intellectual Property which is subject to registration statutes; (ix) Schedule 5.3(e) hereto contains a complete listing of all of Borrower’s Instruments, Deposit Accounts, Investment Property, Letter-of-Credit Rights, Chattel Paper, Documents and Commercial Tort Claims; (x) except as set forth on Schedule 5.3(f) hereto, Borrower has no tangible Collateral located outside of the United States; (xi) Schedule 5.3(g) hereto contains a complete listing of Borrower’s tangible Collateral located with any bailee, warehousemen or other third parties; and (xii) Schedule 5.3(h) hereto contains a complete listing of all of such Collateral which is subject to certificate of title statutes.

5.4.         Possession and Transfer of Collateral.  Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral (other than Instruments or Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to the Bank pursuant to this ARTICLE 5).  The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations.  The Borrower shall not sell, assign (by operation of Law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Inventory in the ordinary course of business.

5.5.         Financing Statements.  The Borrower shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens.  The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform

Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates.  The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Bank to file this Agreement as a financing statement in any jurisdiction.  The Borrower agrees to furnish any such information to the Bank promptly upon request.  The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement.  In addition, the Borrower shall make appropriate entries on its books and records disclosing the Bank’s security interests in the Collateral.

5.6.         Additional Collateral.  The Borrower shall deliver to the Bank immediately upon its demand, such other collateral as the Bank may from time to time request, should the value of the Collateral, in the Bank’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Bank a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Bank shall be and become part of the Collateral.  The Bank’s security interests in all of the foregoing Collateral shall be valid, complete and perfected whether or not covered by a specific assignment.

5.7.         Preservation of the Collateral.  The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral.  The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Bank’s status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including, without limitation, acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including, but not limited to, rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

5.8.         Other Actions as to any and all Collateral.  The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral including, without limitation, (a) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Bank, and (e) taking all actions required by the UCC in effect from time to time or by other Law, as applicable in any relevant UCC jurisdiction, or by other Law as applicable in any foreign jurisdiction.  The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

5.9.         Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Bank thereof, and shall promptly obtain a Collateral Access Agreement.

5.10.       Lockbox Arrangement.  The Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lockbox”) designated by, and under the exclusive control of, the Bank.  Pursuant to the Lockbox Agreement between the Borrower and the Bank dated             , 200  , the Borrower shall establish the Lockbox and an account (the “Lockbox Account”) in the Borrower’s name with the Bank into which all payments received in the Lockbox shall be deposited, and into which the Borrower will immediately deposit all payments made for Inventory sold by the Borrower or the performance of services by the Borrower, and received by the Borrower in the identical form in which such payments were made, whether by cash or check.  If the Borrower, a Subsidiary or any director, officer, employee, agent of the Borrower or any Subsidiary, or any other Person acting for or in concert with the Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, the Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account.  The Borrower agrees that all payments made to such Lockbox and Lockbox Account or otherwise received by the Bank, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, will be applied on account of the Revolving Credit Loan or the Term Loan and in accordance with Section 2.5 of this Agreement.  The Borrower agrees to pay all fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Lockbox and the Lockbox Account and depositing for collection by the Bank any check or other item of payment received by the Bank on account of the Obligations of the Borrower.  All of such fees, costs and expenses shall constitute Obligations of the Borrower hereunder, shall be payable to the Bank by the Borrower upon demand, and, until paid, shall bear interest at the Default Rate.  All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by the Borrower to the Bank, and, if that endorsement of any such item shall not be made for any reason, the Bank is hereby irrevocably authorized to endorse the same on the Borrower’s behalf.  For the purpose of this section, the Borrower irrevocably hereby makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as the Borrower’s true and lawful attorney and agent-in-fact (i) to endorse the Borrower’s name upon such items of payment and/or proceeds of Collateral and upon any Chattel Paper, document, instrument, invoice or similar document or agreement relating to any Account of the Borrower or goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of the Borrower’s mail is deposited, and open and process all mail addressed to the Borrower and deposited therein.

5.11.       Letter-of-Credit Rights.  If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

5.12.       Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Bank, and shall execute any amendments hereto deemed reasonably necessary by the Bank to perfect its security interest in such Commercial Tort Claim.

5.13.       Electronic Chattel Paper and Transferable Records.  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

5.14.       Priority. The liens created in Sections 5.2 and 5.3 shall be first and prior liens, subject only to Permitted Liens.

5.15.       Special Collateral.  Immediately upon the Borrower’s receipt of that portion of the Collateral, if any, which is evidenced by an instrument and/or document, including promissory notes, documents of title, certificated securities and warehouse receipts (collectively the “Special Collateral”) for the purpose of perfecting the Bank’s security interest in such Special Collateral, the Borrower shall deliver the original thereof to the Bank, together with appropriate endorsements and/or specific evidence of the assignment thereof to the Bank, in form and substance acceptable to the Bank.

5.16.       Government Contracts.  If and to the extent that any of the Collateral is evidenced by, or arises under, any contract with the United States of America or any agency or instrumentality thereof, the Borrower will immediately notify the Bank.

5.17.       Insurance.  The Borrower shall, at its sole cost and expense, keep and maintain the Collateral insured for the greater of the full insurable value or the full replacement value thereof against loss or damage by fire, theft, explosions, sprinklers and all other hazards and risks (i) covered by extended coverage and/or (ii) ordinarily insured against by other owners or users of properties in similar businesses.  All such policies of insurance shall be in form, with insurers and in such amounts as may be satisfactory to the Bank.  The Borrower shall deliver to the Bank a certificate of insurance with respect to each policy of insurance and evidence of payment of all premiums for each such policy.  Such policies of insurance shall contain a lender’s loss payable endorsement, in form and substance acceptable to the Bank, showing loss payable to the Bank.  Such endorsement or an independent instrument furnished to the Bank shall provide that all insurance companies shall give the Bank at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or cancelled and that no act or default of the Borrower or any other Person shall affect the right of the Bank to recover under such policy or policies of insurance in case of loss or damage.  The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Bank.  The Borrower irrevocably appoints the Bank and all officers, employees or agents designated by the Bank as the Borrower’s true and lawful attorney and agent in fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.  If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, the Bank, without waiving or releasing any of the Obligations of the Borrower or any Event of Default, may at any time or times thereafter, but shall be under no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Bank deems necessary or advisable.  All sums so disbursed by the Bank, including attorney’s fees, court costs, expenses and other charges relating thereto, shall be part of the Obligations of the Borrower to the Bank, payable by the Borrower to the Bank on demand.

5.18.       Assignment of Liens. The Bank may, at any time or times hereafter, in its sole discretion, without waiving or releasing any obligation, liability or duty of the Borrower under this Agreement or the other Loan Documents, or any Event of Default, pay, acquire and/or accept an assignment of any security interest, lien, claim or encumbrance asserted by any Person against the Collateral.  All sums paid by the Bank in respect thereof and all costs, fees and expenses, including, without limitation, attorneys’ fees, court costs, expenses and other charges relating thereto, which are incurred by the Bank on account thereof, shall be payable, upon demand, by the Borrower to the Bank and shall be additional Obligations of the Borrower to the Bank hereunder secured by the Collateral.

5.19.       Survival.  Each of the representations, warranties and agreements set forth in this ARTICLE 5 shall survive the execution and delivery of this Agreement and shall remain effective until this Agreement shall have been terminated and all Obligations of the Borrower shall have been paid and satisfied in full.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

To induce the Bank to consummate the transactions contemplated hereby, the Borrower represents and warrants to the Bank as follows:

6.1.         Organization.  The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has the lawful power and authority to own its properties and to carry on its business as now conducted, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted or to be transacted by it or property owned or to be owned by it makes such qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on its business, properties or condition, financial or otherwise and possesses all material permits necessary to operate the business it conducts.

6.2.         Authorization; Binding Obligation.  The Borrower is empowered to perform all acts and things undertaken and done pursuant to this Agreement and has taken all corporate or other action necessary to authorize the execution, delivery and performance of the Loan Documents.  The officers of Borrower executing the Loan Documents have been duly elected or appointed and have been fully authorized to execute such Loan Documents at the time executed.  The Loan Documents, when executed and delivered, will be the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

6.3.         Financial Statements.  The Financial Statements are complete and accurate, fairly present the financial condition of the Borrower at the respective dates thereof and the results of operations for the respective periods covered thereby, and (subject to normal year-end adjustments with respect to interim Financial Statements) were prepared in accordance with GAAP.  The Borrower does not have any material liabilities or obligations (contingent or otherwise), liability for taxes or unusual forward or long-term commitments, except as disclosed in the Financial Statements.

6.4.         Events Subsequent.  Since the date of Borrower’s most recent Financial Statements, there has been no event causing a Material Adverse Effect on the assets, liabilities or condition, financial or otherwise, of Borrower, other than changes arising from transactions in the ordinary course of business and the financing transactions contemplated by this Agreement.

6.5.         Litigation.  Other than as set forth in the Financial Statements, there are no actions, suits or proceedings pending, or, to the best of the knowledge of the Borrower, threatened against or affecting the Borrower at law or in equity or before or by any Governmental Authority or any foreign equivalent thereof, which involve the possibility of any material judgment or liability, or which are, in the aggregate, material in light of the financial condition and assets of the Borrower.  There are no actions, suits, investigations or proceedings pending, or to the best of the knowledge of the Borrower, threatened against the Borrower or its properties regarding Environmental Laws, the manufacture, storage or treatment of Hazardous Substances or products liability.

6.6.         No Defaults.  The Borrower is not in violation of, and the execution and delivery of the Loan Documents and the performance by the Borrower of its obligations under the Loan Documents, do not and will not result in the Borrower being in violation of or in conflict with, or constitute a default under any of, the Borrower’s organizational documents, any term or provision of any note, mortgage, indenture, contract, agreement, instrument, judgment or Law applicable to the Borrower, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever (other than those in favor of Bank) upon any of the assets of the Borrower pursuant to any such term or provision.  The Borrower is not in default, after the expiration of any applicable grace or cure periods, in any respect in the performance or fulfillment of any of its obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any of its properties may be bound, and the Borrower does not know of any dispute regarding any such agreement or instrument.

6.7.         Use of Proceeds.  The Borrower’s uses of the proceeds of the Loans are, and will continue to be, legal and proper corporate uses which are consistent with all applicable Laws, with Borrower’s Articles of Incorporation, its By-Laws, the resolutions of its Board of Directors, and the terms of this Agreement.

6.8.         Other Debt.  The Borrower does not have outstanding any Debt (except to Bank, if any) or other obligation for borrowed money, or for the deferred purchase price of property or services and the Borrower is not obligated as guarantor, co-signer or otherwise on any Debt or other obligation of any kind of any other Person, except and to the extent shown on the Financial Statements at the date of this Agreement or incurred in the ordinary course of business.  No Person is in default under any of said obligations.

6.9.         Tax Returns.  All tax returns and reports of the Borrower required by Law to be filed, have been duly filed, and all taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon the Borrower or upon any of its properties or assets, which are due and payable, have been paid.  The charges, accruals and reserves on the books of the Borrower in respect of taxes are considered adequate by the Borrower, and the Borrower does not know of any assessment of a material nature against it.

6.10.       Compliance With Laws.  Except to the extent that failure to comply would not materially interfere with the conduct of the business of the Borrower, or affect in any way the Borrower’s obligations (or Bank’s rights) under the Loan Documents, the Borrower has complied with all applicable Laws with respect to: (i) any restrictions, specifications or other requirements pertaining to the services Borrower performs, (ii) the conduct of its business and (iii) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business.

6.11.       Authorization.  No authorization, consent, license or approval of, or filing or registration with, or notification to, any Governmental Authority is required in connection with the execution, delivery or performance of the Loan Documents by the Borrower, except for filings necessary to perfect Bank’s Lien on the Collateral.

6.12.       Title to Assets.  The Borrower has good and marketable title to all of its assets, all subject to no security interest, encumbrance, lien or claim of any Person excepting only Permitted Liens, and there are no financing statements or other evidence of any such security interest, encumbrance or lien or any claim of any Person on file in any public office other than those evidencing Permitted Liens.

6.13.       Capital Securities.  Except as set forth in Schedule 6.13, the Borrower does not own, directly or indirectly, any Capital Securities.  All outstanding shares of the Borrower have been duly authorized, validly issued, fully paid and are nonassessable.

6.14.       Benefit Plans.  The Borrower has no liability in respect of any Defined Benefit Pension Plan, as defined in ERISA, and is not a party to any such plan.

6.15.       Solvency.  The Borrower is solvent, no transaction under or contemplated by this Agreement renders or will render the Borrower insolvent, the Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of the Borrower to pay as such obligation matures, the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency Laws or the liquidating of all or a major portion of any of its property, and Borrower has no knowledge of any person contemplating the filing of any such petition against it.

6.16.       Business Relationships.  There exists no actual or to Borrower’s knowledge threatened termination, cancellation or limitation of, or any modification or change in, the proposed business relationship of Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the current business of Borrower, or in the proposed business relationship of Borrower with any material supplier, and Borrower reasonably anticipates that all such customers and suppliers will continue a business relationship with Borrower on a basis no less favorable to the Borrower than that heretofore conducted; and there exists no other condition or state of facts or circumstances which would have a Material Adverse Effect on the current operation of the business of Borrower after the consummation of the transactions contemplated by this Agreement on a basis no less favorable to the Borrower than that on which it has heretofore been conducted by Borrower.

6.17.       Disclosures.  No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by or on behalf of the Borrower in connection with the transactions hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

6.18.       Accounts.  With respect to Accounts, except as otherwise disclosed by the Borrower to the Bank in writing:

(A)          the Accounts are genuine, in all respects what they purport to be and are not evidenced by a judgment;

(B)           the Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents evidencing same;

(C)           the amounts thereof, which are shown on all such invoices and statements, are actually and absolutely owing to the Borrower and are not contingent for any reason;

(D)          there are no setoffs, counterclaims or disputes existing or asserted with respect to the Accounts and the Borrower has not made any agreement with any Account Debtor thereof for any deduction therefrom;

(E)           there are no facts, events or occurrences which in any way impair the validity or enforceability of the Accounts or tend to reduce the amount payable thereunder from the amount thereof;

(F)           to the best of the Borrower’s knowledge, all of the Account Debtors have the capacity to contract and are solvent;

(G)           none of the Accounts is pursuant to an invoice requiring payment in more than thirty (30) days.

6.19.       Survival.  All of the representations and warranties set forth in this ARTICLE 6 shall survive and continue to be true, complete and correct until all Obligations of the Borrower hereunder are paid and satisfied in full and this Agreement shall have been terminated.

ARTICLE 7

NEGATIVE COVENANTS

The Borrower covenants that until all Obligations of Borrower to the Bank are paid and satisfied in full, and the Bank’s obligations hereunder have terminated, the Borrower will not, directly or indirectly, without the prior consent in writing of the Bank:

7.1.         Liens.  Except as provided in this Agreement, create, assume, incur or suffer or permit to exist any mortgage, pledge, encumbrance, security interest, assignment, lien or charge of any kind or character upon any of its assets, including its inventory and equipment, whether owned at the date hereof or hereafter acquired, excepting only Permitted Liens.

7.2.         Make Other Loans.  Make any loans, or advances, whether secured or unsecured, to, or make any guaranty of, or otherwise become obligated on behalf of any other Person for, any such loans or advances to, any Person, except for guaranties in favor of the Bank.

7.3.         Disposal of Collateral.  Dispose by sale, assignment, lease, sale and leaseback or otherwise any Collateral (other than obsolete or worn out Equipment not used or useful in its business), whether now owned or hereafter acquired, except that, so long as no Event of Default shall have occurred and be continuing, such Person may sell its Inventory in the ordinary course of business as conducted by it on the date of this Agreement, for a reasonably equivalent value.

7.4.         Transfers.  Transfer, directly or indirectly, any of its assets or pay out, directly or indirectly, money or property or provide services or do any other act, or fail to do any act, which would have a Material Adverse Effect on its ability to perform its obligations hereunder.

7.5.         Acquisition of Capital Securities.  Except as set forth on Schedule 6.13, own, hold, purchase or acquire

Capital Securities, bonds, debentures or other securities of, or make any capital contribution to, any Person, or form any Subsidiary.

7.6.         Reorganization. Make any material change in its financial structure, make any material change in its management (except on prior notice to the Bank), change its name (except on 90 days prior notice to the Bank), enter into any merger, consolidation, dissolution, liquidation, reorganization or recapitalization, or reclassification of its Capital Securities, or issue any Capital Securities or issue any warrant, right or option pertaining thereto or other security convertible into any of the foregoing.

7.7.         Change in Business Activities.  Engage in business activities or operations substantially different from and unrelated to its business activities on the date of this Agreement.

7.8.         Dividends.  Declare or pay any dividends, or redeem or repurchase any of, or make any other payment or distribution on account of, any Capital Securities.

7.9.         Sale-Leaseback Transactions.  Enter into any sale-leaseback transaction.

7.10.       Debt Prepayment.  Prepay any Debt (except as expressly permitted hereunder, or by the documents evidencing other Senior Debt) or enter into or modify any agreement as a result of which the terms of payment of any Debt are waived or modified.

7.11.       Use of Proceeds.  Directly or indirectly apply any part of the proceeds of the Loans for any purpose other than as set forth herein.

7.12.       Regulation U.  Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

7.13.       Prohibited Transactions.  Engage in any “prohibited transaction” within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA; or effect any termination of any Plan which would result in a liability to Borrower.

7.14.       Incur other Debt.  Create, incur or assume any Debt other than (i) the Senior Debt, including the Loan, and (ii) Debt disclosed in Financial Statements provided to the Bank on or before the date hereof.

7.15.       Inconsistent Agreements.  Enter into any agreement containing any provision which would (A) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (B) prohibit the Borrower or any Subsidiary from granting to the Bank a Lien on any of its assets or (C) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (a) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (b) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (c) customary provisions in leases and other contracts restricting the assignment thereof.

7.16.       Affiliate Transactions.  Enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to the Bank and are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a person not an Affiliate.

7.17.       Deposit Accounts.  Maintain deposit accounts jointly with any Affiliate or commingle any funds with funds of any Affiliate.

7.18.       Change in Fiscal Year.  Change its fiscal year.

7.19.       Disclosures.  Furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

ARTICLE 8

AFFIRMATIVE COVENANTS

The Borrower covenants that until all Obligations of the Borrower are paid and satisfied in full, and the Bank’s obligations hereunder have terminated, the Borrower will:

8.1.         Furnish and deliver to the Bank:

(A)          as soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, the Financial Statements of Borrower, audited by certified public accountants selected by the Borrower and reasonably acceptable to the Bank;

(B)           as soon as practicable, and in any event within forty-five  (45) days after the end of the each fiscal quarter of Borrower, (a) a statement of cash flows of the Borrower for such month and the quarter of the fiscal year then ended, (b) an income statement of the Borrower for such month and the portion of the fiscal year then ended, (c) an income statement of the Borrower showing the EBITDA for such month and the portion of the fiscal year then ended, and (d) a balance sheet of the Borrower as of the end of such month; all in reasonable detail and certified by an Authorized Borrower Representative as complete and accurate in all material respects, fairly presenting the financial condition of the Borrower and prepared in accordance with GAAP;

(C)           within five (5) days of filing, copies of all statements, reports and notices made available to Borrower’s security holders and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(D)          prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark or knowledge of an event that has a Material Adverse Effect on the value of the Intellectual Property;

(E)           with each set of Financial Statements delivered hereunder, a certificate of an Authorized Borrower Representative (a) calculating Borrower’s compliance (or lack thereof) with the financial covenants in ARTICLE 8 hereof, in reasonable detail, and (b) stating that no Event of Default has occurred and is continuing or if an Event of Default has occurred and is continuing setting forth a description of such event and the steps being taken to remedy such event;

(F)           upon request by the Bank, evidence satisfactory to the Bank of the insurance coverages required under this Agreement;

(G)           with reasonable promptness, such other information materially concerning the business, properties, conditions or operations, financial or otherwise, of the Borrower, or compliance by the Borrower with any of the covenants in the Loan Documents, as the Bank may from time to time reasonably request; and

(H)          allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will not be conducted more than once every twelve (12) months unless an Event of Default has occurred and is continuing.

8.2.         Furnish and deliver to Bank:

(A)          immediately after the occurrence thereof, notice of any Event of Default or of any fact, condition or event that with the giving of notice or passage of time or both, could become an Event of Default, or of the failure by the Borrower to observe any of its respective undertakings hereunder;

(B)           immediately after the occurrence thereof, notice of any default under any Debt, or under any indenture, mortgage or other agreement relating thereto for which the Borrower is liable;

(C)           immediately after obtaining knowledge thereof, notice of any litigation or proceeding in which the Borrower is a party involving potential claims in excess of $100,000.00 (whether or not the claim is considered to be covered by insurance);

(D)          immediately after receipt of notice thereof, notice of the institution of any other suit or proceeding involving the Borrower that might have a Material Adverse Effect on the Borrower’s business, properties or conditions or operations, financial or otherwise; and

(E)           immediately after the occurrence thereof, notice of any other matter which has resulted in, or might result in, a Material Adverse Effect on the business, properties, or the conditions or operations, financial or otherwise, of the Borrower.

8.3.         Payment of Taxes.  Promptly pay and discharge when due all taxes, assessments and other governmental charges imposed upon it, or upon its income, profits or property, and all claims for labor, material or supplies which, if unpaid, might by Law become a lien or charge upon its property; provided, however, that it shall not be required to pay any tax, assessment, charge or claim if so permitted by Law, so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves therefor in accordance with GAAP shall be maintained on its books.

8.4.         Maintain Property.  Maintain its inventory, equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), pay and discharge or cause to be paid and discharged when due, the costs of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on the same except if it is in good faith contesting by appropriate proceedings such amounts due and is maintaining adequate reserves for such liability in accordance with GAAP.

8.5.         Maintain Leases.  Maintain and comply with leases covering real property, if any, used by it in accordance with the respective terms thereof so as to prevent any default thereunder which may result in the exercise or enforcement of any landlord’s or other lien against it or its property; provided, however, that it may contest any matters in connection with such leases in good faith and by appropriate proceedings if it makes such payments as are required by Law and maintains adequate reserves on its books in accordance with GAAP in connection therewith.

8.6.         Borrower Existence.  Maintain its corporate existence, maintain all rights, privileges, franchises, permits and approvals necessary or desirable for the continuation of its business, and comply with the requirements of all material agreements to which it is a party or by which any of its assets is bound, and all applicable Laws, including Environmental Laws, and orders of any Governmental Authority, noncompliance with which would have a Material Adverse Effect on its business, properties, condition, financial or otherwise, or ability to repay its Obligations.

8.7.         Maintain Records.  Keep adequate records and books of account and inventory, in which complete entries will be made in accordance with its past practices and consistent with sound business practice, reflecting all of its financial transactions, and collect its accounts only in the ordinary course of business.

8.8.         Collateral.  With respect to the Collateral:

(A)          The Borrower will not hereafter grant a security interest in the Collateral, or transfer the Collateral to any other Person, except as specifically permitted by this Agreement.

(B)           The Borrower will at all times defend the Collateral against any and all claims of any Person adverse to the claims of the Bank.

(C)           All Collateral covered by this Agreement is and will be kept only at Borrower’s Principal Place of Business.  Collateral shall not be removed to, or kept at, and Borrower shall not establish a place of business at, any other place without the prior written consent of the Bank.  If Collateral is at any time kept or located at locations other than Borrower’s Principal Place of Business, the Bank’s security interest therein shall continue.

(D)          The Borrower will promptly notify the Bank in writing of the Borrower’s acquisition of any Non-Tangible Collateral hereafter occurring.

(E)           The Equipment will not at any time be affixed or attached to any real estate in such a manner that it will become a fixture, unless the Bank shall have a first priority, perfected lien on such real estate as security for the Obligations of the Borrower.  The Equipment will be used or bought for use solely for business purposes.

(F)           The Borrower shall permit the Bank to inspect and evaluate the Collateral and any books and records of the Borrower relating thereto at all reasonable times and to verify any Accounts by any method satisfactory to the Bank, all at the expense and risk of the Borrower.

(G)           The Borrower will keep its records concerning the Non-Tangible Collateral in such a manner as will enable Bank or its designees to determine at any time the status of the Non-Tangible Collateral;

(H)          By identifying Accounts on any schedule or other document delivered to Bank the Borrower shall be deemed to be making the representations and warranties contained in Section 6.18 with respect to such Accounts.

(I)            With respect to Accounts, the Borrower shall:

(i)            promptly upon the Borrower’s learning thereof, inform the Bank in writing of any delay in the Borrower’s performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets or counterclaims by any Account Debtor and of any extraordinary allowances, credits and/or other monies granted by the Borrower to any Account Debtor;

(ii)           not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Eligible Accounts, including any of the terms relating thereto;

(iii)          not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account other than Eligible Accounts;

(iv)          promptly upon the Borrower’s receipt or learning thereof, furnish to and inform the Bank of any event having a Material Adverse Effect with respect to the financial condition of any Account Debtor; and

(v)           keep all goods returned by any Account Debtor and all goods repossessed or stopped in transit by the Borrower from any Account Debtor segregated from the other property of the Borrower, immediately notify the Bank of the Borrower’s possession of such goods and hold the same as trustee for the Bank until otherwise directed in writing by the Bank.

(J)            With respect to Inventory, the Borrower shall from and after the date hereof keep correct and accurate records itemizing and describing the type and quantity of Inventory, the Borrower’s cost therefor and the selling price thereof, all of which records shall be available at all reasonable times, upon demand, to any of the Bank’s officers, employees or agent for inspection and copying thereof.

(K)          The Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.

(L)           The Borrower shall, immediately on demand by the Bank, deliver to the Bank any and all evidence of ownership of any Equipment, including any certificates of title and/or applications for title thereto.

(M)         The Borrower shall notify the Bank within 10 days after the Borrower acquires any vehicles or other property covered by a certificate of title and shall deliver to the Bank, upon demand by the Bank, certificates of title relating to such vehicles or other property and appropriate financing statements, if required by applicable Law, duly completed by the Borrower, to enable the Bank to perfect its lien in such property.

8.9.         Inspection of Collateral.  Permit any of the Bank’s representatives to examine and inspect the Collateral, the Premises, all other of its properties and operations, and all books of account, records, reports and other papers and to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its  officers and employees or its independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the finances and affairs of the Borrower) all at such reasonable times and as often as may be reasonably requested.  The Borrower shall pay all of Bank’s expenses incurred in connection with such examinations and inspections.

8.10.       Payment of Debt.  Pay when due all of its Debt except if (with respect to Debt other than the Obligations) it is in good faith contesting by appropriate proceedings such amounts due and has maintained adequate reserves for such liability in accordance with GAAP.

8.11.       Supplemental Documentation.  At the Bank’s request, execute and/or deliver to the Bank, at any time or times hereafter, all Supplemental Documentation that the Bank may request, in form and substance acceptable to the Bank, and pay the costs of any recording or filing of the same.  The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as Borrower’s true and lawful attorney, effective immediately upon the failure or refusal of the Borrower to execute and/or deliver to the Bank any Supplemental Documentation required hereby, to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Bank, in its sole discretion, may elect.  The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement and may be filed by the Bank in any filing office.

8.12.       Maintain Insurance.  Maintain, in addition to the insurance on Collateral required pursuant to Section 5.17 above, liability insurance in form, with insurers and in amounts as may be reasonably satisfactory to the Bank, showing the Bank as an additional insured and with insurers and in amounts as may be satisfactory to the Bank.

8.13.       Banking Relationship.  Maintain its principal banking accounts with the Bank.

ARTICLE 9

FINANCIAL COVENANTS

9.1.         The Borrower covenants that until all Obligations of Borrower have been paid and satisfied in full, and the Bank’s obligations hereunder have terminated:

(A)          Profitability. The Borrower will maintain a minimum net income of at least One Million and 00/100 Dollars ($1,000,000.00) for each fiscal year ended December 31 during the term of this Agreement, as reported on the Financial Statements.

(B)           Maximum Senior Debt.  The Borrower will maintain a maximum Senior Debt to EBITDA Ratio of not greater than 2.50 to 1.00, measured on a quarterly basis for each preceding twelve (12) month period on a rolling basis, beginning for the quarter ended September 30, 2006

(C)           Current Assets.  The Borrower shall maintain current assets of at least Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) at the end of each of its fiscal quarters.

ARTICLE 10

EVENTS OF DEFAULT

10.1.       Event of Default.  The occurrence of any of the following events or acts shall constitute an Event of Default (“Event of Default”):

(A)          Payment of Obligations.  The Borrower defaults in the payment of any of its Obligations or any part thereof when the same shall become due and payable, either by their terms or as otherwise herein provided which is not cured within 5 days.

(B)           Misrepresentation.  Any Financial Statement, representation or warranty made by the Borrower herein or delivered by the Borrower pursuant hereto or otherwise made in writing by the Borrower in connection with this Agreement proves to have been false in any material respect as of the date on which it was made or deemed made.

(C)           Performance of Covenants.  The Borrower defaults in the performance of any of the covenants, conditions or agreements contained in this Agreement and such default is not cured within thirty (30) days, other than as set forth in 10.1(A) and 10.1(B).

(D)          Default under Other Debt.  The Borrower fails to pay any Debt, including the Senior Debt, when due, or suffers to exist any other event of default giving rise to any obligation under any agreement binding the Borrower and such failure or event of default continues beyond any applicable grace period.

(E)           Bankruptcy.  The Borrower files a petition under any section or chapter of the United States

Bankruptcy Code or any similar federal or state Law or regulation, the Borrower admits its inability to pay debts as they mature, the Borrower makes an assignment for the benefit of one or more of its creditors, the Borrower makes an application for the appointment of a receiver, trustee or custodian for any of its assets, or the Borrower files any case or proceeding for its reorganization, dissolution or liquidation or for relief from creditors.

(F)           Insolvency.  The Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state Law or regulation is filed against the Borrower, any case or proceeding is filed against the Borrower for its reorganization, dissolution or liquidation or for creditor relief, or an application is made by any Person other than the Borrower for the appointment of a receiver, trustee, or custodian for any of the Borrower’s assets, and such injunction, restraint, petition or application is not dismissed or stayed within thirty (30) days after the entry or filing thereof.

(G)           Removal of Property.  The Borrower conceals or removes or permits to be concealed or removed any part of its property with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers to be made a transfer of any of its property that may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar Law.

(H)          Judgments.  The Borrower permits any of its assets to be attached, seized, subjected to a writ or distress warrant, or levied upon, or to come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and does not cause the same to be terminated within thirty (30) days thereafter.

(I)            Other Liens.  Other than Permitted Liens, a notice of any charge is filed of record with respect to all or any of the Borrower’s assets or any charge becomes a lien or encumbrance upon any such assets and the same is not released within thirty (30) days after the same becomes a lien or encumbrance.

(J)            Liability from Benefit Plans.  The occurrence of any of the following events:  (i) the happening of a Reportable Event (as such term is defined in ERISA) with respect to any employee benefit plan which the Bank determines in good faith might constitute grounds for the termination by the PBGC of such employee benefit plan or for the appointment by the appropriate United States district court of a trustee to administer such employee benefit plan; (ii) any employee benefit plan which is not “sufficient for benefit liabilities” (as determined under Section 4041(d)(1) of ERISA) shall be terminated; (iii) the Borrower or any ERISA Affiliate shall effect a complete or partial withdrawal from any Multiemployer Plan (as such term is defined in ERISA) without the prior written consent of the Bank and shall have a withdrawal liability (as determined under the Multiemployer Pension Plan Amendments Act of 1980); (iv) the Borrower or any ERISA Affiliate shall, without the prior written consent of the Bank, withdraw from an employee benefit plan under which liability may be imposed pursuant to Section 4063 of ERISA; (v) the appointment of a trustee by an appropriate United States district court to administer any employee benefit plan; or (vi) the institution of any proceedings by the PBGC to terminate any employee benefit plan or to appoint a trustee to administer any employee benefit plan.

(K)          Money Judgments.  The Borrower suffers a final judgment for payment of money which shall not be on appeal and does not discharge the same within a period of thirty (30) days.

(L)           Loss of Collateral.  A judgment creditor of the Borrower obtains possession of any Collateral by any means, including without limitation, levy, distraint, replevin or self-help.

(M)         Material Adverse Effect.  The occurrence of any event or condition which the Bank determines causes a Material Adverse Effect on the business, financial condition, operations or prospects of the Borrower, or which the Bank determines has a Material Adverse Effect on the ability of Borrower to perform its obligations under the Loan

Documents, or which otherwise causes the Bank to deem itself to be insecure.

(N)          Default under Loan Documents.  The occurrence of a default or an Event of Default under any of the other Loan Documents which is not cured within the time, if any, specified therefor in such other Loan Document; or the actual or attempted unilateral termination, modification or abrogation by any Person other than the Bank of any obligation under, or of any right or remedy of Bank under, any of the Loan Documents.

10.2.       Remedies.  Upon the occurrence of any Event of Default, and at any and all times while any Event of Default shall be continuing, the Bank shall have all rights and remedies provided by this Agreement or any other Loan Document and by applicable Law and, without limiting the generality of the foregoing, may, at its option, declare the Revolving Credit Loan Commitment and the Term Loan Commitment to be terminated by giving written notice thereof to the Borrower, and upon such declaration, all Obligations of the Borrower shall thereupon be and become forthwith, due and payable, without any presentment, demands, protest or other notice of any kind, all of which are hereby expressly waived.  Further, in addition to all the rights and remedies provided in Article 9 of the UCC and any other applicable Law, the Bank may (but is under no obligation to do so):  take physical possession of any of the Collateral and sell, lease or otherwise dispose of the Collateral in whole or in part; require the Borrower to assemble the Collateral to which the Borrower has or is entitled to possession at a place designated by the Bank, which is reasonably convenient to both parties; collect any money due or to become due and enforce in the Borrower’s name all rights with respect to the Collateral; receive and open mail addressed to the Borrower; and/or notify any Account Debtors (whether or not such Account Debtors are in default) to make payments directly to the Bank.  The Borrower agrees to deliver to the Bank promptly upon receipt thereof, in the form in which received (together with all necessary endorsements), all payments received by the Borrower in respect of any Account.  The Bank may apply all such payments against the Borrower’s Obligations or at the Bank’s option to any of the Borrower’s accounts maintained at the Bank.

10.3.       Sale of Collateral.  In exercising its right to sell, lease or otherwise dispose of the Collateral, the Bank may sell, lease or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Law, in lots or in bulk, all as the Bank, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice.  The Bank shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use the Borrower’s premises without charge for such sales for such time or times as the Bank may see fit.  The Bank is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Bank’s benefit.  The Bank shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Borrower’s Obligations.  The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Borrower’s Obligations; and third to the principal of the Borrower’s Obligations.  If any deficiency shall arise, the Borrower shall remain liable to the Bank therefor; provided, however, while applying the proceeds from the sale of Collateral to interest due upon the Borrower’s obligations the Bank shall have the sole discretion to decide whether to apply such proceeds first to interest due and payable on the LIBOR Loans or to interest due and payable on the Prime Loans.

10.4.       Notice of Sale.  Any notice of any sale, lease, other disposition, or other intended action by the Bank shall be reasonable if it is given to the Borrower at least ten (10) days in advance of the intended disposition or other intended action.

10.5.       UCC and Offset Rights.  The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable Law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank.  The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any Law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

10.6.       Additional Remedies; Attorney in Fact.  Upon and after the occurrence of an Event of Default, the Borrower irrevocably designates, makes, constitutes and appoints the Bank (and all persons designated by the Bank) as the Borrower’s true and lawful attorney, and the Bank or its agent, may, without notice to the Borrower, and at such time or times thereafter as the Bank or said agent, in its sole discretion, may determine, in the Borrower’s or the Bank’s name:  (A) demand payment of the Accounts; (B) enforce payment of the Accounts, by legal proceedings or otherwise; (C) exercise all of the Borrower’s rights and remedies with respect to the collection of the Accounts and Special Collateral; (D) settle, adjust, compromise, extend or renew the Accounts; (E) settle, adjust or compromise any legal proceedings brought to collect the Accounts or any other dispute with respect thereto; (F) if permitted by applicable Law, sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable; (G) discharge and release the Accounts and Special Collateral; (H) prepare, file and sign the Borrower’s name on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (I) prepare, file and sign the Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (J) do all acts and things necessary, in the Bank’s sole discretion, to fulfill the Borrower’s obligations under this Agreement; (K) endorse the name of the Borrower upon any item of payment or proceeds and deposit the same to the account of the Bank on account of the Borrower’s Obligations; (L) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and Special Collateral; (M) use the Borrower’s stationery and sign the name of the Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (N) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory and Special Collateral to which the Borrower has access.

10.7.       Securities.  The Borrower agrees that in any sale of Collateral consisting of securities, the Bank is hereby authorized to comply with any limitation or restriction in connection with such sale as Bank may be advised by counsel is necessary or advisable in order to avoid any violation of applicable Law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of that portion of the Collateral consisting of securities), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Borrower further agrees that such compliance shall not result in such sale being considered commercially unreasonable, nor shall the Bank be liable or accountable to the Borrower for any discount allowed by reason of the fact that Collateral was sold in compliance with any such limitation or restriction.

ARTICLE 11

MISCELLANEOUS

11.1.       Obligations Absolute.  None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(A)          acceptance or retention by the Bank of other property or any interest in property as security for the Obligations of the Borrower;

(B)           release by the Bank of the Borrower of all or any part of the Collateral or of any party liable with respect to the Obligations of the Borrower;

(C)           release, extension, renewal, modification or substitution by the Bank of any Note, or any note evidencing any of the Obligations of the Borrower; or

(D)          failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations of the Borrower before resorting to remedies against the Collateral.

11.2.       No Waiver.  No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder or under any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any other Loan Document.  The remedies herein provided and under any other Loan Document are cumulative and not exclusive of any remedies provided by Law.

11.3.       Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement between the parties and there are no promises expressed or implied unless contained herein and therein.  No amendment, modification, termination or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given, and shall not be deemed a waiver of or consent to any other matter or to the same matter in a different instance.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

11.4.       Costs, Fees and Expenses.  The Borrower will pay any documentary, stamp or similar taxes payable in respect of the Loan Documents or the Collateral granted hereby or in connection herewith.  The Borrower will, on demand, reimburse the Bank for the fees and expenses of legal counsel for the Bank incurred by the Bank in connection with the preparation of the Loan Documents, and the negotiation and closing of the transactions contemplated hereby.  The Borrower will further, on demand, reimburse the Bank for all expenses, including the fees and expenses of legal counsel for the Bank, incurred by the Bank in connection with any amendment or modification of the Loan Documents, the administration of the Loans and the enforcement of the Loan Documents and the collection or attempted collection of the Obligations of the Borrower.

11.5.       WAIVER OF DEFENSES.  THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT.  PROVIDED THE BANK ACTS IN

GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

11.6.       Forum Selection.

(A)          Consent to Jurisdiction.  For the purposes of any action or proceeding involving the Loan Documents or any other agreement or document referred to therein, the Borrower hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Illinois and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed.  The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in any federal or state court sitting in Cook County, State of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(B)           WAIVER OF JURY TRIAL.  THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, THE NOTE, ANY OTHER OF THE DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT REFERRED TO HEREIN OR THEREIN AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

11.7.       Indemnification.  The Borrower agrees to indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Bank.

11.8.       Validity of Financing Statements.  The Borrower acknowledges and agrees that this Agreement constitutes a commitment on the part of the Bank to make advances, incur obligations and otherwise to give value to the Borrower and that all financing statements filed hereunder shall remain in full force and effect until this Agreement shall have been terminated even if, at any time or times prior to such termination, no Loans or other Obligations shall be outstanding hereunder.  Accordingly, the Borrower waives any rights which it may have under Section 9-404(1) of the UCC to demand the filing of termination statements with respect to the Collateral, and agrees that the Bank shall not be required to send such termination statements to the Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated and all Obligations of the Borrower shall have been paid in full in immediately available funds.

11.9.       Notices.  Any notices or consents required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified mail, postage prepaid, return receipt requested, or delivered by facsimile, or delivered by a nationally recognized overnight express delivery service, in any case addressed as follows, unless such address is changed by written notice hereunder:

(i) If to the Borrower:	Ebix, Inc. f/k/a Ebix.com, Inc., a Delaware corporation

1900 E. Golf Road, Suite 1200
Schaumburg, Illinois 60173

(ii) If to the Bank:	LaSalle Bank, N.A., national banking association
135 S. LaSalle Street
Chicago, Illinois 60603
Attention: William J. Robertson

Any such notice or communication shall be deemed to have been given either at the time of personal delivery, or in the case of overnight express delivery, as of the date delivery was first attempted, or in the case of facsimile, upon receipt or in the case of certified mail, five (5) days after delivery to the United States Postal Service.

11.10.     Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Bank shall be deemed to be originals thereof.

11.11.     Assignability.  The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations of the Borrower, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral.  In addition, the Bank may at any time sell one or more participations in the Loans.  The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of Law, without the prior written consent of the Bank.  This Agreement shall become effective when it shall have been executed by the Borrower and the Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

11.12.     Confirmations.  The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

11.13.     Confidentiality.  The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Borrower and designated as confidential, except that the Bank may disclose such information (A) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (B) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.13 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (A) above); (C) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (D) as, on the advice of the Bank’s counsel, is required by Law; (E) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (F) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (G) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (H) that ceases to be confidential through no fault of the Bank.

11.14.     Governing Law.  This Agreement has been, and any other Loan Documents will be, delivered and accepted in and shall be deemed to be, contracts made under and governed by the Laws of the State of Illinois, and for all purposes shall be construed in accordance with the Laws of said State.

11.15.     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.

11.16.     Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein and any and all certificates and instruments delivered by the Borrower in connection herewith shall, notwithstanding any investigation by the Bank, be deemed material and relied on by the Bank and shall survive the execution and delivery to the Bank of this Agreement, the Notes, the other Loan Documents, and any extension or renewal thereof.

11.17.     Extensions of Bank’s Commitments.  This Agreement shall secure and govern the terms of any amendments, extensions or renewals to the Note and the Loan Documents.

11.18.     Time of Essence.  Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

11.19.     Release of Claims Against Bank.  In consideration of the Bank making the Loan, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement including, but not limited to, any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank.  The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Loan Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

11.20.     Additional Documents.  From time to time, the Borrower will execute and deliver to Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower’s status and affairs.

11.21.     Exhibits and Schedules.  All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by this reference.

11.22.     Business Day.  Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a day which is not a Business Day, such time for performance shall be extended to the next Business Day.  Unless otherwise stated, all references herein to “days” shall mean calendar days.

11.23.     Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.24.     Customer Identification - USA Patriot Act Notice.  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

11.25.     Continuing Indebtedness.  This Agreement amends and restates the Original Loan Agreement and the Revolving Credit Note constitutes a renewal and restatement of, and a replacement and substitution for, the existing Amended and Restated Revolving Credit Note (the “Existing Revolving Note”).  The indebtedness evidenced by the Existing Revolving Note is continuing indebtedness evidenced by the Revolving Credit Note and nothing herein shall be deemed to constitute a payment, settlement or novation of the Existing Revolving Note, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any collateral therefor or any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

11.26.     Final Agreement.  This Agreement and the other Loan Documents supersede all prior negotiations, understandings and agreements of the parties hereto and thereto in respect of the transactions contemplated hereby, including without limitation those expressed in any commitment or proposal letter.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EBIX, INC. f/k/a EBIX.COM, INC., A DELAWARE CORPORATION,

By:	/s/ R. J. Baum
Print Name:	R. J. Baum
Title:	CFO

BANK:

LASALLE BANK, N.A.

By:	/s/ Wm. Robertson
Print Name:	Wm. Robertson
Title:	SVP

EXHIBIT A

REVOLVING CREDIT NOTE

EXHIBIT B

TERM NOTE

Schedule Index

Schedule 5.3(a)-	State of Incorporation or Organization
Schedule 5.3(b)-	Addresses of Borrower’s Other Locations
Schedule 5.3(c)-	Trade Names, Prior Legal Names, etc.
Schedule 5.3(d)-	Patents, Trademarks, Copyrights
Schedule 5.3(e)-	Borrower’s Instruments, Deposit Accounts, etc.
Schedule 5.3(f)-	Collateral Not Located in the United States
Schedule 5.3(g)-	Collateral Located with Third Parties
Schedule 5.3(h)-	Collateral Subject to Certificates of Title
Schedule 6.13-	Capital Securities owned by Borrower

SCHEDULE 5.3(a)

STATE OF INCORPORATION OR ORGANIZATION

Information Required	Company

Exact Legal Name

State of Organization

Type of Organization

Organizational I.D. Number

Place of Business (or, if more than one, the Chief Executive Office)

[ALL SCHEDULES TO BE COMPLETED FOR EACH DEBTOR]

SCHEDULE 5.3(b)

ADDRESSES OF BORROWER’S OTHER LOCATIONS

SCHEDULE 5.3(c)

TRADE NAMES, PRIOR LEGAL NAMES, ETC.

SCHEDULE 5.3(d)

PATENTS

Patent/Serial No.	Country	Co. Name Held In	Issue Date

TRADEMARKS

Trademark Name	Registration/Serial No.	Country	Co. Name Held In.	Issue Date

COPYRIGHTS

Copyright Name	Country	Co. Name Held In.	Issue Date

SCHEDULE 5.3(e)

Instruments:

Deposit Accounts:

Investment Property:

Letter-of-Credit Rights:

Chattel Paper:

Documents:

Commercial Tort Claims:

SCHEDULE 5.3(f)

COLLATERAL NOT LOCATED IN THE UNITED STATES

SCHEDULE 5.3(g)

COLLATERAL LOCATED WITH THIRD PARTIES

SCHEDULE 5.3(h)

COLLATERAL SUBJECT TO CERTIFICATE OF TITLE

SCHEDULE 6.13

CAPITAL SECURITIES OWNED BY BORROWER